EXHIBIT 15.1







                     Report of Independent Accountants
                     ---------------------------------



To the Board of Directors and Shareholder of Toyota Motor Credit Corporation

We have reviewed the accompanying consolidated balance sheet of Toyota Motor Credit Corporation and its subsidiaries as of June 30, 2003, and the related consolidated statements of income for each of the three-month periods ended June 30, 2003 and 2002 and the consolidated statements of shareholder's equity and of cash flows for the three-month periods ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of March 31, 2003, and the related consolidated statements of income, of shareholder's equity, and of cash flows for the period then ended (not presented herein), and in our report dated April 8, 2003 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of March 31, 2003, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.




/S/ PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
August 14, 2003